UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): October 21, 2008

FORTRESS FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262 (Commission File Number)	1903 60th Place E, Suite M2240 Bradenton, Florida 34203	91-1363905 (IRS Employer Identification No.)
(Address of Principal Executive Offices and zip code)

(954) 840-6961
(Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

The Company confirms that it has been advised that transactions being conducted by Hurasu Resource Corporation have been delayed by factors beyond their control. At this juncture, they have still not effected a name change to that of Huarsu Resource Corporation. They do not expect to be in a position to consummate the transactions with the Company until November 18, 2008; that being the earliest date provided to the Company by themselves, as at today.

The Company will not be in a position to set, nor to announce either the "Record Date" or the "Pay Date" in respect of the Stock Dividends until such time as it in possession of the shares of Hurasu Resource Corporation.

The Company does not expect to be in a position to announce either the "Record Date" nor the "Pay Date" of the Stock Dividend until very late in  November of 2008; and then only if in possession of the shares of Hurasu Resource Corporation Common Stock.. The Company is wholly dependent upon Hurasu Resource Corporation in respect of these Stock Dividend dates.

The Company has no problems with the transactions in respect of its deal with Hurasu Resource Corporation and all agreements and undertakings in respect thereof,  remain unchanged.

The Company cautions stockholders that it may be placed  in a position whereby these Stock Dividend payments could be delayed until January 2009.

On October 3, 2008 the Company announced that it was in advanced discussions to acquire a Uranium Mining & Exploration Company which if successful, would constitute a Reverse Merger.

The Company insisted that the Board of Directors of the Uranium Mining & Exploration Company replace the incumbent Board of Directors of the Company; this being not negotiable.

On October 8, 2008 the Company stated that the Board of Directors of the Uranium Mining & Exploration Company were at that time reluctant to join the Board of Directors of the Company due to unprovoked and personal attacks on your Company and its Board of Directors, by third parties, as they viewed this as a major risk to their reputations as they perceived that these personal attacks will not cease whatsoever. In light of their existing standpoint at that time, the Company had given them until the close of business on Monday October 13, 2008 to make a decision; failing which the Company would terminate these discussions with that Uranium Mining & Exploration Company at that time.

The Company has agreed to extend this deadline until such time as the Company has declared the "Record Date" and the "Pay Date" of its Extraordinary Stock Dividend as the Company's Management is of the opinion that the above-mentioned concerns of the Board of Directors of the Uranium Mining & Exploration Company; will be allayed by these dividend payments by the Company and that a Reverse Merger will be completed.

It is extremely unlikely that this transaction could even be contemplated until the first quarter of 2009; given the delays in completing the Stock Dividend payments.

The Company announced on October 10, 2008 that the Company has reached an agreement with its Lender whereby funds will be advanced to the Company to meet ongoing costs and to pay for costs in respect of the distribution of the Extraordinary Dividend.

The Lender has agreed that these loans will be of an unsecured long term nature and that he will no longer require the Company to settle loans advanced through the transfer of shares held by the Company in Hunt Gold Corporation (HGLC.PK) Common Stock.

The Lender has agreed with the Company's Management that the Company must retain their shares in Hunt Gold Corporation (HGLC.PK) Common Stock primarily to make the Company a more attractive candidate for a Reverse Merger in the future and because of the inherent value of these shares in Hunt Gold Corporation (HGLC.PK) Common Stock.

The Lender remains fairly supportive at this time but in a very limited manner. The Company cautions that it could lose all support from the Lender if (a) it was relocated to the Grey Market from that of the OTC Pink Sheets Market or (b) Hunt Gold Corporation (HGLC.PK) shares of Common Stock were to be considerably devalued by the market or (c) these unprovoked and personal attacks on the Company, its Board of Directors and on other third parties do not cease and very soon, as they viewed by the Lender as an absolute and final "deal breaker" for the Company in respect of the Company being a candidate for any "Reverse Merger" of whatsoever nature. Should the Lender withdraw funding for any of these stated reasons, the Company will need to raise funds from other sources in order to continue operating and to pay the substantial costs in respect of the Stock Dividend payments. In that event, there is no guarantee that the Company will be in a position to obtain these funds should the value of its shares of Hunt Gold Corporation (HGLC.PK) Common Stock be significantly devalued by the market in the interim.

The Company confirms that Alan Santini will be resigning as the Company's Chief Executive Officer on October 31, 2008 as previously announced. Alan Santini will at that date, relinquish in any executive role in the Company whatsoever.

ITEM 9.01                             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not Applicable

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits

None.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

Date: October 21, 2008	By:	/s/ Alan Santini
Alan Santini
Chief Executive Officer

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